LifeVantage Announces Financial Results for the
Second Quarter of Fiscal 2020

Record Second Quarter Revenue of $61 million, increased 5% year over year
Second Quarter Adjusted EBITDA Increased 82%
Reiterates Fiscal 2020 Guidance for Revenue and Adjusted EBITDA
Raises Fiscal 2020 Adjusted EPS Guidance

Salt Lake City, UT, January 28, 2020, LifeVantage Corporation (Nasdaq: LFVN) today reported financial results for its second quarter ended December 31, 2019.
Second Quarter Fiscal 2020 Summary*:
•Revenue increased 5.3% to $61.2 million;
•Revenue in the Americas increased 4.3% and revenue in Asia/Pacific & Europe increased 7.8%, including 4.7% growth in Japan;
•Total active accounts increased 0.6% sequentially to 182,000, while declining year over year by 1.1%. The sequential growth included a 4.6% increase in distributors, partially offset by a 1.7% decline in customers. On year over year basis, distributors increased 3.0% and customers declined 3.4%;
•Adjusted EBITDA increased 82.2% to $6.0 million;
•Earnings per diluted share were $0.30, compared to $0.06 in the prior year period;
•Adjusted earnings per diluted share increased 138.5% to $0.31, compared to $0.13 in the prior year period; and
•Repurchased $2.0 million of common shares during the second quarter of fiscal 2020.
* All comparisons are on a year over year basis and compare the second quarter of fiscal 2020 to the second quarter of fiscal 2019, unless otherwise noted.
"We are pleased with our strong revenue growth and profit performance during the second quarter. We generated over 5% year over year revenue growth, 82% year over year growth of adjusted EBITDA and 138% adjusted EPS growth over the prior year period,” stated LifeVantage President and Chief Executive Officer, Darren Jensen. “The U.S. launch of our newest addition to our flagship Protandim® product line, Protandim® NAD Synergizer™, was a significant success and lifted sales across our entire family of Protandim® products during the quarter. We continue to see a strong consumer response to our recent launch and are focused on driving subscription orders of both our Protandim® NAD Synergizer™ and our newly introduced Protandim® Tri-Synergizer™ bundle. Additionally, we saw strong sales growth in our Asia Pacific and Europe region, particularly within Japan where sales increased 5%. We also enjoyed a strong launch in New Zealand during the quarter, leveraging our existing business in Australia."
"We remain on track to meet our fiscal 2020 expectations for both revenue and adjusted EBITDA, and are increasing our fiscal 2020 adjusted EPS guidance. We remain confident in our business and will continue to execute upon each of our 2020 initiatives to drive growth, margin performance and shareholder value," continued Mr. Jensen.
Second Quarter Fiscal 2020 Results
For the second fiscal quarter ended December 31, 2019, the Company reported revenue of $61.2 million, an increase of 5.3% as compared to $58.2 million in the second quarter of fiscal 2019. Revenue in the Americas for the second quarter increased 4.3% compared to the second quarter of fiscal 2019 and revenue in the Asia/Pacific & Europe region increased 7.8% compared to the second quarter of fiscal 2019. Revenue for the second quarter of fiscal 2020 was positively impacted 0.3 million, or 0.6%, by foreign currency fluctuations associated with revenue generated in international markets when compared to the second quarter of fiscal 2019.
Gross profit for the second quarter of fiscal 2020 was $51.0 million, or 83.3% of revenue, compared to $48.4 million, or 83.2% of revenue, for the same period in fiscal 2019. The increase in gross margin is primarily due to decreased inventory obsolescence and handling costs and changes to our geographic and product sales mix.
Commissions and incentives expense for the second quarter of fiscal 2020 was $29.2 million, or 47.7% of revenue, compared to $28.2 million, or 48.4% of revenue, for the same period in fiscal 2019. The decrease in commissions and incentives expense as a percentage of revenue is due mainly to the timing and magnitude of investments in our promotional and incentive programs and our red carpet program.
Selling, general and administrative expense (SG&A) for the second quarter of fiscal 2020 was $18.1 million, or 29.6% of revenue, compared to $19.6 million, or 33.7% of revenue, for the same period in fiscal 2019. Adjusted for nonrecurring expenses, which are detailed in the GAAP to non-GAAP reconciliation tables included at the end of this press release, adjusted non-GAAP SG&A expenses for the second quarter of fiscal 2020 were $17.9 million, or 29.3% of revenue, compared to adjusted non-GAAP SG&A expenses for the second quarter of fiscal 2019 of $19.1 million, or 32.8% of revenue. The year over year decrease in non-GAAP SG&A primarily was due to decreased event expenses due to our October 2018 Global Convention that was held during the prior year period, as well as decreases in employee compensation related expenses. These decreases were partially offset by increased depreciation expenses associated with our investment in new technology assets that have been placed in service and increased payment processing fees associated with our increased revenue.
Operating income for the second quarter of fiscal 2020 was $3.6 million, or 6.0% of revenue, compared to $0.6 million, or 1.0% of revenue, for the second quarter of fiscal 2019. Accounting for non-GAAP adjustments noted previously, adjusted non-GAAP operating income for the second quarter of fiscal 2020 was $3.9 million, or 6.3% of revenue, compared to $1.1 million, or 1.9% of revenue, for the second quarter of fiscal 2019.
Net income for the second quarter of fiscal 2020 was $4.3 million, or $0.30 per diluted share. This compares to net income for the second quarter of fiscal 2019 of $0.8 million, or $0.06 per diluted share. Accounting for the non-GAAP adjustments noted previously, net of tax, adjusted non-GAAP net income for the second quarter of fiscal 2020 increased 139.0% year over year, to $4.6 million, or $0.31 per diluted share. This compares to adjusted non-GAAP net income for the second quarter of fiscal 2019 of $1.9 million, or $0.13 per diluted share.
Adjusted EBITDA increased 82.2% to $6.0 million for the second quarter of fiscal 2020, compared to $3.3 million for the comparable period in fiscal 2019.
Fiscal 2020 First Six Month Results
For the first six months of fiscal 2020, the Company reported revenue of $117.5 million, an increase of 3.2% as compared to $113.8 million for the first six months of fiscal 2019. Revenue in the Americas for the first six months of fiscal 2020 increased 1.1% compared to the first six months of fiscal 2019 and revenue in the Asia/Pacific & Europe region increased 9.1% compared to the first six months of fiscal 2019. Revenue for the first six months of fiscal 2020 was positively impacted $0.6 million, or 0.5%, by foreign currency fluctuations associated with revenue generated in international markets when compared to the first six months of fiscal 2019.
Gross profit for the first six months of fiscal 2020 was $98.0 million, or 83.5% of revenue, compared to $94.8 million, or 83.3% of revenue, for the same period in fiscal 2019. The increase in gross margin is primarily due to decreased inventory obsolescence and handling costs and changes to our geographic and product sales mix.
Commissions and incentives expense for the first six months of fiscal 2020 was $56.0 million, or 47.7% of revenue, compared to $56.0 million, or 49.2% of revenue, for the same period in fiscal 2019. The decrease in commissions and incentives expense as a percentage of revenue is due mainly to the timing and magnitude of investments in our promotional and incentive programs and our red carpet program.
Selling, general and administrative expense (SG&A) for the first six months of fiscal 2020 was $35.8 million, or 30.5% of revenue, compared to $36.9 million, or 32.4% of revenue, for the same period in fiscal 2019. Adjusted for nonrecurring expenses, which are detailed in the GAAP to non-GAAP reconciliation tables included at the end of this press release, adjusted non-GAAP SG&A expenses for the first six months of fiscal 2020 were $35.4 million, or 30.1% of revenue, compared to adjusted non-GAAP SG&A expenses for the first six months of fiscal 2019 of $36.2 million, or 31.8% of revenue. The year over year decrease in non-GAAP SG&A primarily was due to decreased event expenses due to our October 2018 Global Convention that was held during the prior year period, as well as decreases in employee compensation related expenses. These decreases were partially offset by increased depreciation expenses associated with our investment in new technology assets that have been placed in service and increased payment processing fees associated with our increased revenue.
Operating income for the first six months of fiscal 2020 was $6.2 million, or 5.3% of revenue, compared to $1.9 million, or 1.7% of revenue, for the same period in fiscal 2019. Accounting for non-GAAP adjustments noted previously, adjusted non-GAAP operating income for the first six months of fiscal 2020 was $6.7 million, or 5.7% of revenue, compared to $2.6 million, or 2.3% of revenue, for the same period in fiscal 2019.
Net income for the first six months of fiscal 2020 was $6.1 million, or $0.42 per diluted share. This compares to net income for the first six months of fiscal 2019 of $1.7 million, or $0.12 per diluted share. Accounting for the non-GAAP adjustments noted previously, net of tax, adjusted non-GAAP net income for the first six months of fiscal 2020 increased 120.3% year over year, to $6.5 million, or $0.45 per diluted share. This compares to adjusted non-GAAP net income for the first six months of fiscal 2019 of $2.9 million, or $0.20 per diluted share.
Adjusted EBITDA increased 63.5% to $10.7 million for the first six months of fiscal 2020, compared to $6.5 million for the comparable period in fiscal 2019.
Balance Sheet & Liquidity
The Company generated $9.2 million of cash from operations during the second quarter of fiscal 2020 compared to generating $4.6 million in the comparable period of fiscal 2019. The Company's cash and cash equivalents at December 31, 2019 were $14.5 million, compared to $18.8 million at June 30, 2019. Total debt at December 31, 2019 was $0.5 million compared to $1.5 million at June 30, 2019. During the second quarter of fiscal 2020, the Company utilized approximately $2.0 million to repurchase 140,000 common shares under its share repurchase program.
Fiscal Year 2020 Guidance
The Company is reiterating its outlook for fiscal 2020 revenue and adjusted EBITDA, which was initially provided when the Company reported fourth fiscal quarter and full fiscal year 2019 results on August 14, 2019. The Company expects to generate revenue in the range of $235 million to $245 million in fiscal year 2020 and adjusted EBITDA of $20 million to $22 million. The Company is raising its adjusted earnings per share to a range of $0.74 to $0.79, up from $0.62 to $0.71 previously, which now reflects a full year tax rate of approximately 17% compared to the prior range of 19% to 22%, as well as a reduction in our estimated annual fully diluted share count. The Company's adjusted non-GAAP EBITDA and adjusted non-GAAP earnings per diluted share guidance excludes any non-operating or non-recurring expenses that may materialize during fiscal 2020. The Company is not providing GAAP earnings per diluted share guidance for fiscal 2020 due to the potential occurrence of one or more non-operating, one-time expenses, which the Company does not believe it can reliably predict.

Conference Call Information
The Company will hold an investor conference call today at 2:30 p.m. MST (4:30 p.m. EST). Investors interested in participating in the live call can dial (877) 705-6003 from the U.S. International callers can dial (201) 493-6725. A telephone replay will be available approximately two hours after the call concludes and will be available through Tuesday, February 4, 2020, by dialing (844) 512-2921 from the U.S. and entering confirmation code 13698109, or (412) 317-6671 from international locations, and entering confirmation code 13698109.
There will also be a simultaneous, live webcast available on the Investor Relations section of the Company's web site at http://investor.lifevantage.com/events-and-presentations. The webcast will be archived for approximately 30 days.
About LifeVantage Corporation
LifeVantage Corporation (Nasdaq: LFVN) is a pioneer in Nutrigenomics - a new science dedicated to biohacking the human aging code. The Company engages in the identification, research, development and distribution of advanced nutraceutical dietary supplements and skin and hair care products, including its Protandim® product line, LifeVantage® Omega+ and ProBio dietary supplements, the TrueScience® line of Nrf2 infused skin care and hair care products, Petandim® for Dogs, Axio® smart energy drink mixes, and the PhysIQ™ weight management system. LifeVantage was founded in 2003 and is headquartered in Salt Lake City, Utah. For more information, visit www.lifevantage.com.
Forward Looking Statements
This document contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as "believe," "will," "hopes," "intends," "estimates," "expects," "projects," "plans," "anticipates," "look forward to," "goal," “may be,” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Examples of forward-looking statements include, but are not limited to, statements we make regarding executing against and the benefits of our key initiatives, future growth, including geographic and product expansion, and expected financial performance. Such forward-looking statements are not guarantees of performance and the Company's actual results could differ materially from those contained in such statements. These forward-looking statements are based on the Company's current expectations and beliefs concerning future events affecting the Company and involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. These risks and uncertainties include, among others, those discussed in greater detail in the Company's Annual Report on Form 10-K and the Company's Quarterly Report on Form 10-Q under the caption "Risk Factors," and in other documents filed by the Company from time to time with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this document, except as required by law.
About Non-GAAP Financial Measures
We define Non-GAAP EBITDA as earnings before interest expense, income taxes, depreciation and amortization and Non-GAAP Adjusted EBITDA as earnings before interest expense, income taxes, depreciation and amortization, stock compensation expense, other income, net, and certain other adjustments. Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We define Non-GAAP Net Income as GAAP net income less certain tax adjusted non-recurring one-time expenses incurred during the period and Non-GAAP Earnings per Share as Non-GAAP Net Income divided by weighted-average shares outstanding.
We are presenting Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings Per Share because management believes that they provide additional ways to view our operations when considered with both our GAAP results and the reconciliation to net income, which we believe provides a more complete understanding of our business than could be obtained absent this disclosure. Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings Per Share are presented solely as supplemental disclosure because: (i) we believe these measures are a useful tool for investors to assess the operating performance of the business without the effect of these items; (ii) we believe that investors will find this data useful in assessing shareholder value; and (iii) we use Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings Per Share internally as benchmarks to evaluate our operating performance or compare our performance to that of our competitors. The use of Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings per Share has limitations and you should not consider these measures in isolation from or as an alternative to the relevant GAAP measure of net income prepared in accordance with GAAP, or as a measure of profitability or liquidity.
The tables set forth below present reconciliations of Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings per Share, which are non-GAAP financial measures to Net Income and Earnings per Share, our most directly comparable financial measures presented in accordance with GAAP.

Investor Relations Contacts:

Scott Van Winkle, ICR
(617) 956-6736
scott.vanwinkle@icrinc.com

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)
(In thousands, except per share data)	December 31, 2019	June 30, 2019
ASSETS
Current assets
Cash and cash equivalents	$14,479	$18,824
Accounts receivable	1,788	2,066
Income tax receivable	1,006	1,236
Inventory, net	14,222	13,753
Prepaid expenses and other	6,117	7,309
Total current assets	37,612	43,188

Property and equipment, net	7,586	7,131
Right-of-use assets	2,136	—
Intangible assets, net	917	983
Deferred income tax asset	3,014	2,693
Equity securities	2,205	—
Other long-term assets	1,548	1,278
TOTAL ASSETS	$55,018	$55,273

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$3,900	$5,180
Commissions payable	8,059	7,916
Income tax payable	170	592
Lease liabilities	2,270	—
Other accrued expenses	10,362	11,053
Current portion of long-term debt, net	484	1,454
Total current liabilities	25,245	26,195

Lease liabilities	288	—
Other long-term liabilities	387	1,879
Total liabilities	25,920	28,074
Commitments and contingencies
Stockholders' equity
Preferred stock — par value $0.0001 per share, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock — par value $0.0001 per share, 40,000 shares authorized and 14,293 and 14,114 issued and outstanding as of December 31, 2019 and June 30, 2019, respectively	1	1
Additional paid-in capital	125,858	127,096
Accumulated deficit	(96,793)	(99,960)
Accumulated other comprehensive income	32	62
Total stockholders’ equity	29,098	27,199
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$55,018	$55,273

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
(In thousands, except per share data)	2019	2018	2019	2018
Revenue, net	$61,242	$58,167	$117,470	$113,776
Cost of sales	10,230	9,794	19,421	18,994
Gross profit	51,012	48,373	98,049	94,782

Operating expenses:
Commissions and incentives	29,235	28,176	56,009	55,961
Selling, general and administrative	18,131	19,616	35,817	36,918
Total operating expenses	47,366	47,792	91,826	92,879
Operating income	3,646	581	6,223	1,903

Other expense:
Interest expense, net	(41)	(100)	(89)	(209)
Other expense, net	(148)	(72)	(228)	(120)
Total other expense	(189)	(172)	(317)	(329)
Income before income taxes	3,457	409	5,906	1,574
Income tax benefit	846	420	158	166
Net income	$4,303	$829	$6,064	$1,740
Net income per share:
Basic	$0.31	$0.06	$0.44	$0.12
Diluted	$0.30	$0.06	$0.42	$0.12
Weighted-average shares outstanding:
Basic	13,902	13,944	13,908	13,996
Diluted	14,562	14,963	14,515	14,996

LIFEVANTAGE CORPORATION AND SUBSIDIARIES

	Revenue by Region
	(unaudited)

	Three Months Ended December 31,				Six Months Ended December 31,
(In thousands)	2019		2018		2019		2018
Americas	$44,284	72%	$42,440	73%	$84,465	72%	$83,519	73%
Asia/Pacific & Europe	16,958	28%	15,727	27%	33,005	28%	30,257	27%
Total	$61,242	100%	$58,167	100%	$117,470	100%	$113,776	100%

	Active Accounts
	(unaudited)

	As of December 31,
	2019		2018		Change from Prior Year	Percent Change
Active Independent Distributors (1)
Americas	46,000	68%	45,000	68%	1,000	2.2%
Asia/Pacific & Europe	22,000	32%	21,000	32%	1,000	4.8%
Total Active Independent Distributors	68,000	100%	66,000	100%	2,000	3.0%

Active Customers (2)
Americas	89,000	78%	95,000	81%	(6,000)	(6.3)%
Asia/Pacific & Europe	25,000	22%	23,000	19%	2,000	8.7%
Total Active Customers	114,000	100%	118,000	100%	(4,000)	(3.4)%

Active Accounts (3)
Americas	135,000	74%	140,000	76%	(5,000)	(3.6)%
Asia/Pacific & Europe	47,000	26%	44,000	24%	3,000	6.8%
Total Active Accounts	182,000	100%	184,000	100%	(2,000)	(1.1)%

(1) Active Independent Distributors have purchased product in the prior three months for retail or personal consumption.
(2) Active Customers have purchased product in the prior three months for personal consumption only.
(3) Total Active Accounts is the sum of Active Independent Distributor accounts and Active Customer accounts.

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP Net Income to Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
(In thousands)	2019	2018	2019	2018
GAAP Net income	$4,303	$829	$6,064	$1,740
Interest Expense	41	100	89	209
Provision for income taxes	(846)	(420)	(158)	(166)
Depreciation and amortization(1)	709	436	1,245	878
Non-GAAP EBITDA:	4,207	945	7,240	2,661
Adjustments:
Stock compensation expense	1,547	1,721	2,918	3,053
Other expense, net	148	72	228	120
Other adjustments(2)	55	532	286	693
Total adjustments	1,750	2,325	3,432	3,866
Non-GAAP Adjusted EBITDA	$5,957	$3,270	$10,672	$6,527

(1) Includes $152,000 of accelerated depreciation related to a change in lease term for the three and six months ended December 31, 2019.

(2) Other adjustments breakout:
Class-action lawsuit expenses	$55	$364	$187	$367
Executive team severance expenses, net	—	—	—	(79)
Other nonrecurring legal and accounting expenses	—	168	99	405
Total adjustments	$55	$532	$286	$693

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP Net Income to Non-GAAP Net Income and Non-GAAP Adjusted EPS
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
(In thousands)	2019	2018	2019	2018
GAAP Net income	$4,303	$829	$6,064	$1,740
Adjustments:
Executive team severance expenses, net	—	—	—	(79)
Class-action lawsuit expenses	55	364	187	367
Other nonrecurring legal and accounting expenses	—	168	99	405
Accelerated depreciation related to change in lease term	152	—	152	—
Tax impact of adjustments	51	547	(14)	512
Total adjustments, net of tax	258	1,079	424	1,205
Non-GAAP Net Income:	$4,561	$1,908	$6,488	$2,945

	Three Months Ended December 31,		Six Months Ended December 31,
	2019	2018	2019	2018
Diluted earnings per share, as reported	$0.30	$0.06	$0.42	$0.12
Total adjustments, net of tax	0.02	0.07	0.03	0.08
Non-GAAP adjusted diluted earnings per share(1)	$0.31	$0.13	$0.45	$0.20

(1) May not add due to rounding.